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                                                                    Exhibit 12.9


                        LOEWEN GROUP INTERNATIONAL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (CANADIAN GAAP)


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
                                        Three Months Ended
                                              March 31,                  Year Ended December 31,
                                           ----------------   ---------------------------------------------------
                                            1997      1996     1996        1995        1994      1993      1992
                                           -------  -------   -------     -------     -------   -------   -------
Earnings (loss) before income
  taxes . . . . . . . . . . . . . . . . .    4,804   11,992    12,560    (193,312)     18,821    21,562    17,014
                                           -------  -------   -------     -------     -------   -------   -------
Fixed charges included in
  earnings (loss) before income
  taxes:
    Interest on long-term debt. . . . . .   27,793   15,455    76,825      39,325      26,429    18,478    17,014
    Amortization of deferred
      finance costs . . . . . . . . . . .    1,504      241     3,672       1,253         842       480       436
    Dividends on preferred
      securities of subsidiary. . . . . .    1,772    1,772     7,088       7,088       2,678        --        --
                                           -------  -------   -------     -------     -------   -------   -------
                                            31,069   17,468    87,584      47,666      29,950    18,958    18,148
                                           -------  -------   -------     -------     -------   -------   -------
Earnings (loss) . . . . . . . . . . . . .   35,873   29,460   100,145    (145,646)     48,771    40,520    35,162
                                           -------  -------   -------     -------     -------   -------   -------
                                           -------  -------   -------     -------     -------   -------   -------
Fixed charges:
    Fixed charges included in
      earnings (loss) before
      income taxes. . . . . . . . . . . .   31,069   17,468    87,584      47,666      29,950    18,958    18,148
    Capitalized interest. . . . . . . . .      469      547     1,958       2,599         496        99        --
                                           -------  -------   -------     -------     -------   -------   -------
Total fixed charges . . . . . . . . . . .   31,538   18,015    89,542      50,265      30,446    19,057    18,148
                                           -------  -------   -------     -------     -------   -------   -------
                                           -------  -------   -------     -------     -------   -------   -------
Ratio of earnings to fixed charges. . . .      1.1      1.6       1.1          --         1.6       2.1       1.9
                                           -------  -------   -------     -------     -------   -------   -------
                                           -------  -------   -------     -------     -------   -------   -------
Interest and financing fees paid
  to affiliates, net. . . . . . . . . . .   19,826   12,136    71,313      38,885      36,462    19,422    10,184
                                           -------  -------   -------     -------     -------   -------   -------
                                           -------  -------   -------     -------     -------   -------   -------
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